EXHIBIT 99.1

  iGATE CORPORATION REPORTS 2005 FINANCIAL RESULTS; BEST FOURTH-QUARTER AND
                       FULL-YEAR RESULTS IN FIVE YEARS

           Tenth Consecutive Quarter Of Year-Over-Year Revenue Growth;

               Fourth-Quarter Earnings Per Diluted Share Of $0.10;

             iGS Subsidiary Adds Nine Clients, Six Are Fortune 1000

    PITTSBURGH, March 3 /PRNewswire-FirstCall/ -- iGATE Corporation, (Nasdaq:
IGTE), a global provider of IT and BPO services, today announced its fourth-quarter and full-year 2005 financial results for the period ended December 31, 2005.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO )

    Fourth Quarter Highlights

     - Revenues at iGATE Global Solutions ("iGS"), the Company's offshore subsidiary, increased 16.1% year-over-year.

     - Income from operations increased to $2.8 million versus $1.7 million in previous quarter.

     - Generated $5.5 million in positive cash flow from operations.

     - Sold Canadian operations for $9.3 million in net cash and a gain of $5.5 million.

     - iGS added 9 new clients, including 6 Fortune 1000 companies.

     - iGS improved its offshore/onsite billing volume ratio to 71:29 compared with 62:38 a year earlier.

    Full Year Highlights

     - Net income of $7.0 million in 2005 versus a net loss of ($18.2) million in 2004.

     - Net cash flow provided from continuing operations of $14.0 million versus net cash used in operations of ($8.8) million in 2004.

     - S,G&A expenses decreased 17.8%, from $82.1 million to $67.5 million in 2005.

     - iGS added 39 new clients during 2005, 26 of which are Fortune 1000.

     - Total headcount at 5,910 up from 4,980 at the end of 2004.

    Fourth-Quarter Results

    Revenues:

    Revenues increased to $68.4 million from $68.1 million in the same period last year, but declined from $70.1 million in the previous quarter. The year-over-year revenue increase was due primarily to a 16.1% revenue increase at the Company's offshore subsidiary, iGS. This growth came in spite of the significant increase in the proportion of work done offshore versus onsite, which has the effect of reducing revenue growth due to the lower billing rates for offshore services. Revenue growth in iGS was driven primarily by expanding services to new clients added during the past 18 months, higher offshore volumes, an increase in billable headcount and better utilization rates.

    This revenue growth was partially offset by lower revenues at iGATE Professional Services segment ("iPS") due to the completion of a large financial services project earlier in 2005 and the sale of its Canadian operations in November 2005. The sequential decline in fourth-quarter revenue was primarily due to this Canadian divestiture. The Canadian operation contributed $4.9 million to revenues in the 2005 fourth quarter and $8.3 million in the 2005 third quarter. Excluding the revenue effect of the Canadian operations, IPS revenue increased 3.8% in the fourth quarter of 2005.

    Gross Margin:

    Gross margins increased to 26.3% compared with 24.6% in the same period last year, but declined from 27.0% in the 2005 third quarter. The year-over- year fourth-quarter gross margin improvement was due primarily to higher gross profits from both the iGS segment and the iPS segment. On a sequential quarter basis, the decline was primarily due to lower gross margins in the iPS segment because of lower fourth-quarter utilization rates due to client holidays.

    S,G&A:

    Selling, general and administrative (S,G&A) expense declined to $15.7 million, or 22.9% of revenues, from $27.5 million or 40.4% of revenues in the corresponding quarter last year and from $17.2 million, or 24.6% of revenues, in the 2005 third quarter. Last year's fourth-quarter S,G&A expense included a ($10.5) million pretax charge related to the Company's Quintant acquisition. The sequential decline in S,G&A expenses is due primarily to the divestiture of the Company's Canadian operations and the Company's continuing cost rationalization initiatives.

    Operating Income:

    Income from operations improved to $2.8 million compared to $1.7 million in the 2005 third quarter. This was primarily due to lower S,G&A expenses and a $0.5 million benefit from the recovery of restructuring charges. Last year's fourth quarter net loss from operations was a negative ($8.1) million and included several one-time items that totaled ($7.8) million. These were the previously mentioned ($10.5) million charge related to an acquisition, a ($0.9) million restructuring charge and a $3.6 million gain on the sale of real estate in India.

    Net Income:

    The Company reported fourth-quarter net income of $5.0 million, or $0.10 per diluted share, compared with a net loss of ($8.9) million, or ($0.17) per diluted share, in the same period last year and net income of $0.9 million, or $0.02 per diluted share, in the third quarter of 2005. This quarter's net income included a $5.5 million gain on the sale of the Company's Canadian professional services business, and a $0.5 million benefit for a restructuring charge recovery offset by a ($2.5) million write down in the carrying value of a long-term investment.

    "We are pleased with our steady financial and operational progress and to have reported our highest fourth-quarter and full-year profit levels in many years," stated Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation. "We made solid progress with our 2005 primary objectives of growing offshore revenues, increasing our offshore volume of work, improving overall gross margins and increasing overall profitability and positive cash flow."

    "We were also pleased to complete the sale of our Canadian professional services operation during the fourth quarter. This transaction concludes our strategic initiative of divesting all non-core operations to focus strictly on our more profitable and faster growing offshore and U.S. professional services businesses."

    Ashok Trivedi, President and co-founder of iGATE Corporation stated, "We continued adding new clients at our iGS segment during the fourth quarter with nine new clients, six of which are Fortune 1000 companies. Our focus will continue to be on our iTOPS (Integrated Technology and Operations) business model and on adding 8 to 10 Fortune 1000 companies each quarter in order to achieve better economies of scale and accelerate our revenue and profit growth."

    Full-Year 2005 Results

    Revenues:

    Revenues for the year ending December 31, 2005 increased 4.3% to $276.0 million from $264.6 million in the same period last year. Contributing to the revenue increase were higher revenues at both the Company's iGS and iPS business segments. Higher offshore billing volumes, expanding projects and services with clients added during the past 18 months, increases in billable headcount and higher utilization rates contributed to this revenue increase.

    Gross Margin:

    Gross margins improved to 25.7% from 25.3% in 2004. The 2005 gross margin improvement was due to higher gross margins in the Company's iPS segment primarily due to higher utilization rates.

    S,G&A:

    Selling, general, and administrative (S,G&A) expense for 2005 declined 17.8% to $67.5 million from $82.1 million in 2004. S,G&A expense for 2005 included significantly higher audit fees associated with Sarbanes-Oxley Act compliance, partially offset by lower bad debt expense. The 2004 S,G&A expense included a ($12.1) million pretax charge related to the Company's Quintant acquisition. As a percentage of sales, the 2005 S,G&A expense declined to 24.5% from 31.0% in 2004.

    Operating Income:

    Income from operations for 2005 improved substantially to $3.9 million compared to a net loss from operations of ($17.3) million in 2004. The 2005 results included a $0.5 million benefit for the recovery of restructuring charges. The 2004 results included several one-time items that totaled ($14.3) million. These were ($5.8) million in pretax restructuring charges, a ($12.1) million deferred compensation charge related to the Company's Quintant acquisition and a pretax gain of $3.6 million on the sale of real estate.

    Net Income:

    The Company reported 2005 net income of $7.0 million, or $0.13 per diluted share, compared with a net loss of ($18.2) million, or ($0.35) per diluted share in 2004. Net income in 2005 included several one-time items that totaled $5.7 million. These were a $5.5 million gain on the sale of the Canadian operation, a $0.5 million benefit for a restructuring charge recovery, a tax benefit of $2.2 million on the reversal of certain tax accruals and a ($2.5) million write down of a long-term investment. The net loss in 2004 included several one-time items that totaled ($10.5) million. These were a ($5.8) million restructuring charge, a ($12.1) million deferred compensation charge, a pretax gain of $3.6 million on the sale of real estate and $3.8 million of income from discontinued operations.

    Mr. Wadhwani continued, "During this past year, we substantially completed our client rationalization process and the quality of our offshore client base has improved significantly. In addition, we approved initial plans for Phase III of our Bangalore, India Whitefield campus expansion. This expansion will add 1,000 seats and is expected to be complete in 2007. We remain optimistic about our long-term growth prospects and look forward to a solid performance in 2006," concluded Mr. Wadhawni.

    Operating Segment Highlights

    iGATE Global Solutions (iGS)

     - Fourth-quarter revenues increased 2.7% to $36.1 million from $35.2 million in the third quarter and increased 16.1% from $31.1 million in the fourth quarter of 2004.

     - Fourth-quarter gross margins increased to 31.4% from 31.0% in the third quarter.

     - Fourth-quarter operating income more than doubled to $1.5 million compared with $0.7 million in the third quarter.

     - Added nine new clients, six of which are Fortune 1000 companies, bringing to 39 the total number of new clients added during 2005, 26 of which are Fortune 1000 companies.

     - The fourth-quarter offshore/onsite billing volume ratio improved to 71:29 compared with 62:38 in the prior year period and 68:32 in the third quarter.

     - Offshore revenues contributed 43.3% to total fourth quarter IT services revenue compared with 40.6% in the third quarter.

     - Added 447 employees during the fourth quarter including 441 who are billable. As of December 31, 2005, the iGS total headcount was 4,803.

    iGATE Professional Services (iPS)

     - Fourth-quarter revenues declined to $31.7 million from $34.2 million in the third quarter due to the sale of the Company's Canadian professional services operation. The Canadian operation generated revenue of $4.9 million in the 2005 fourth quarter and $8.3 million in the third quarter. Excluding the revenue effect of the Canadian operations, IPS revenue increased 3.8% in the fourth quarter of 2005.

     - Net cash flow provided from operations in 2005 was approximately $19.8 million.

     - The core U.S. professional services operation added 44 consultants during the fourth quarter.

    Cash Flow & Balance Sheet

    Net cash flow provided from continuing operations for the year ended December 31, 2005, improved to $14.0 million compared with net cash used in continuing operations of ($8.8) million in the previous year.

    Depreciation and amortization expense was $2.9 million in the quarter and $10.9 million for the year, and capital expenditures were $1.4 million in the quarter and $12.2 million for the year.

    The Company continues to maintain an exceptionally strong balance sheet. At December 31, 2005, the Company had $76.6 million in cash and short-term investments and no outstanding borrowings.

    Goals & Objectives for 2006

    Mr. Wadhwani stated, "The Company's 2006 priorities include growing offshore revenues by further penetrating Fortune 1000 clients opened in the last two years, adding an additional 8 to 10 Fortune 1000 new clients per quarter, and focusing on larger, multi-year contracts; increasing gross margins by targeting high margins on new business; tightening S,G&A expenses as a percentage of revenues; and continuing to increase profitability on a consolidated basis with positive cash flow."

    Conference Call

    iGATE will host a telephone conference call to discuss the Company's fourth-quarter and full-year financial results on Friday, March 3, 2006 at 9:00 a.m. ET. A live webcast of this conference call will be available on the Company's website, http://www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through March 10, 2006.

    About iGATE Corporation

    Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq: IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

    The Company services more than 300 clients across five continents. Clients rely on iGATE because of the high quality of service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com

    Forward-Looking Statements

    Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the Company's financial, growth and liquidity projections as well as statements concerning the Company's plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the Company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the Company's ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company's customers to reduce their spending for its services, the Company's ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the Company's filings with the Securities and Exchange Commission including its Form 10-K (as amended) for the year ended December 31, 2004.

                              iGATE Corporation
                      Consolidated Statements of Income
                (dollars in thousands, except per share data)
                                  (audited)

                                                         Three Months ended               Twelve Months Ended
                                                            December 31,                      December 31,
                                                   ------------------------------    ------------------------------
                                                       2005             2004             2005             2004
                                                   -------------    -------------    -------------    -------------
Revenues                                           $      68,393    $      68,089    $     275,992    $     264,585

Cost of revenues                                          50,436           51,341          205,110          197,577

Gross margin                                              17,957           16,748           70,882           67,008

Selling, general and administrative                       15,659           27,514           67,483           82,079

Gain on sale of land                                           -           (3,615)               -           (3,615)

Restructuring (recovery) charges                            (481)             909             (481)           5,805

Income (loss) from operations                              2,779           (8,060)           3,880          (17,261)

Other (expense) income, net                                 (920)             507             (275)           1,374

Minority interest                                            142             (733)            (261)            (677)

Loss on venture investments and
 affiliated companies, net                                (2,149)               -           (2,149)               -

Gain on sale of stock of
 subsidiaries                                              5,549                -            5,549                -

Equity in income (losses) of
 affiliated companies                                        230              (50)             338             (335)

Income (loss) before income taxes                          5,631           (8,336)           7,082          (16,899)

Income tax expense                                           595              605              113            5,130

Income (loss) from continuing
 operations                                                5,036           (8,941)           6,969          (22,029)

Income from discontinued
 operations, net of income taxes                               -                -                -            3,818

Net income (loss)                                  $       5,036    $      (8,941)   $       6,969    $     (18,211)

Net earnings (loss) per common share, Basic:

Earnings (loss) from continuing
 operations                                        $        0.10    $       (0.17)   $        0.13    $       (0.42)
Earnings from discontinued
 operations                                                    -                -                -             0.07
Net earnings (loss) - Basic                        $        0.10    $       (0.17)   $        0.13    $       (0.35)

Net earnings (loss) per common share, Diluted:
Earnings (loss) from continuing
 operations                                        $        0.10    $       (0.17)   $        0.13    $       (0.42)
Earnings from discontinued
 operations                                                    -                -                -             0.07
Net earnings (loss) - Diluted                      $        0.10    $       (0.17)   $        0.13    $       (0.35)

Weighted average common shares
 outstanding, Basic                                       52,598           53,277           52,530           52,721
Weighted average dilutive common
 equivalent shares outstanding                            52,802           53,277           52,734           52,721

                                iGATE CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                             (dollars in thousands)

                                               December 31,     December 31,
                                                   2005             2004
                                               -------------    -------------
                                                 (audited)        (audited)
                   ASSETS
Current assets:
     Cash and cash equivalents                 $      45,837    $      28,201
     Short term investments                           30,798           35,863
     Accounts receivable, net                         49,479           61,363
     Prepaid and other current assets                  7,237            6,985
     Prepaid income taxes                              1,060              435
     Deferred income taxes                             1,058            2,304
           Total current assets                      135,469          135,151

Investments in unconsolidated affiliates               1,050            3,951
Land, building, equipment and
 leasehold improvements, net                          28,539           25,814
Goodwill                                               8,851            9,398
Intangible assets, net                                 3,565            5,918

           Total assets                        $     177,474    $     180,232

    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                          $       5,958    $       8,636
     Accrued payroll and related costs                16,304           16,662
     Accrued income taxes                                  -            2,019
     Other accrued liabilities                         8,163            9,555
     Restructuring reserve                             2,355            3,692
     Deferred revenue                                    362              653
     Current liabilities of
      discontinued operations                              -               88
           Total current liabilities                  33,142           41,305

     Restructuring reserve                             2,422            3,777
     Other long term liabilities                         422              564
     Deferred income taxes                             9,718            9,520
           Total liabilities                          45,704           55,166

     Minority interest                                14,098           13,366

Shareholders' equity:
     Common Stock, par value $0.01 per share             538              535
     Additional paid-in capital                      162,278          161,345
     Retained deficit                                (29,741)         (36,710)
     Deferred compensation                            (1,119)          (1,934)
     Common stock in treasury, at cost               (14,714)         (14,714)
     Accumulated other comprehensive income              430            3,178
          Total shareholders' equity                 117,672          111,700
           Total liabilities and
            shareholders' equity               $     177,474    $     180,232

                                                             iGATE
                                            iGATE        Professional         iGATE
Three Months Ended March 31, 2005         Solutions        Services         Corporate          Total
-------------------------------------   -------------    -------------    -------------    -------------
External revenues                       $      32,711    $      36,457    $         433    $      69,601
Cost of revenues                               23,193           28,957              254           52,404
Gross margin                                    9,518            7,500              179           17,197
Selling, general and administrative             9,277            4,551            3,401           17,229
Income (loss) from operations           $         241    $       2,949           (3,222)             (32)
Other expense, net                                                                 (286)            (286)
Minority interest                                                                   (84)             (84)
Equity in losses of affiliated
 companies                                                                         (117)            (117)
Loss before income taxes                                                  $      (3,709)   $        (519)

                                                             iGATE
                                            iGATE        Professional         iGATE
Three Months Ended June 30, 2005          Solutions        Services         Corporate          Total
-------------------------------------   -------------    -------------    -------------    -------------
External revenues                       $      34,071    $      33,056    $         769    $      67,896
Cost of revenues                               24,922           25,889              287           51,098
Gross margin                                    9,149            7,167              482           16,798
Selling, general and administrative             9,660            4,370            3,344           17,374
(Loss) income from operations           $        (511)   $       2,797           (2,862)            (576)
Other expense, net                                                                  520              520
Minority interest                                                                   (59)             (59)
Equity in income of affiliated
 companies                                                                           88               88
Loss before income taxes                                                  $      (2,313)   $         (27)

                                                             iGATE
                                            iGATE        Professional         iGATE
Three Months Ended September 30, 2005     Solutions        Services         Corporate          Total
-------------------------------------   -------------    -------------    -------------    -------------
External revenues                       $      35,151    $      34,188    $         763    $      70,102
Cost of revenues                               24,246           26,551              375           51,172
Gross margin                                   10,905            7,637              388           18,930
Selling, general and administrative            10,162            3,973            3,086           17,221
Income (loss) from operations           $         743    $       3,664           (2,698)           1,709
Other expense, net                                                                  411              411
Minority interest                                                                  (260)            (260)
Equity in income of affiliated
 companies                                                                          137              137
(Loss) income before income taxes                                         $      (2,410)   $       1,997

                                                             iGATE
                                            iGATE        Professional         iGATE
Three Months Ended December 31, 2005      Solutions        Services         Corporate          Total
-------------------------------------   -------------    -------------    -------------    -------------
External revenues                       $      36,099    $      31,723    $         571    $      68,393
Cost of revenues                               24,747           25,238              451           50,436
Gross margin                                   11,352            6,485              120           17,957
Selling, general and administrative             9,849            3,549            2,261           15,659
Restructuring recovery                              -             (481)               -             (481)
Income (loss) from operations           $       1,503    $       3,417           (2,141)           2,779
Other expense, net                                                                 (920)            (920)
Minority interest                                                                   142              142
Loss on venture investments and
 affiliated companies, net                                                       (2,149)          (2,149)
Gain on sale of stock of
 subsidiaries                                                                     5,549            5,549
Equity in income of affiliated
 companies                                                                          230              230
Income before income taxes                                                $         711    $       5,631

                                                             iGATE
                                            iGATE        Professional         iGATE
Twelve Months Ended December 31, 2005     Solutions        Services         Corporate          Total
-------------------------------------   -------------    -------------    -------------    -------------
External revenues                       $     138,032    $     135,424    $       2,536    $     275,992
Cost of revenues                               97,108          106,635            1,367          205,110
Gross margin                                   40,924           28,789            1,169           70,882
Selling, general and administrative            38,948           16,443           12,092           67,483
Restructuring recovery                              -             (481)               -             (481)
Income (loss) from operations           $       1,976    $      12,827          (10,923)           3,880
Other expense, net                                                                 (275)            (275)
Minority interest                                                                  (261)            (261)
Loss on venture investments and
 affiliated companies, net                                                       (2,149)          (2,149)
Gain on sale of stock of
 subsidiaries                                                                     5,549            5,549
Equity in income of affiliated
 companies                                                                          338              338
(Loss) income before income taxes                                         $      (7,721)   $       7,082

SOURCE  iGATE Corporation

    -0-                             03/03/2006
    /CONTACT: Michael J. Zugay, Sr. Vice President & CFO of iGATE Corporation, +1-412-787-9590, or mzugay@igate.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.igatecorp.com /
    (IGTE)